EXHIBIT 99.1

El Paso Electric www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: May 31, 2012

Contacts:
Media:  Teresa Souza, 915-543-5823
Analysts:  Steve Busser, 915-543-5983, Lisa Budtke, 915-543-5947

El Paso Electric Announces 13.6 Percent Increase in Quarterly Cash Dividend

EL PASO, Texas--(BUSINESS WIRE)-- El Paso Electric (NYSE: EE) today announced that its board of directors approved a 13.6 percent increase in the quarterly cash dividend to $0.25 per share of common stock from $0.22 per share.  Today’s announcement is the first increase to the dividend since El Paso Electric re-initiated the common stock dividend in the second quarter of 2011.  The dividend is payable June 29, 2012 to shareholders of record on June 15, 2012.

“The 13.6 percent increase in the dividend achieves a targeted 45% payout ratio at the mid-point of our most recently issued 2012 earnings guidance and demonstrates our commitment to continue returning value to our shareholders.” said Tom Shockley, Interim Chief Executive Officer.  “We anticipate balancing our capital structure primarily through the payment of cash dividends over the next several years.”

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 380,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico.  With approximately 1,000 employees, El Paso Electric is one of the largest employers in the City of El Paso.  El Paso Electric has a net dependable generating capability of 1,795 MW.  El Paso Electric’s common stock trades on the New York Stock Exchange under the symbol EE.

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